Exhibit 99.(d)(1)(i)

TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement (the “Agreement”) is made as of January 1, 2025 (the “Closing Date”) by and among Virtus Investment Advisers, LLC, a Delaware limited liability company (formerly, Virtus Investment Advisers, Inc., a Massachusetts corporation) (“VIA” or the “Transferee”); Virtus Alternative Investment Advisers, LLC, a Delaware limited liability company (formerly, Virtus Alternative Investment Advisers, Inc., a Connecticut corporation) (the “Adviser”); and Virtus Alternative Solutions Trust, a Delaware statutory trust (the “Trust” and collectively with the Adviser, the “Transferor”), solely with respect to its series listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”).

WITNESSETH THAT:

WHEREAS, VIA and the Adviser are each an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser and the Trust are parties to an Investment Advisory Agreement dated as of February 19, 2014, as amended (the “Advisory Agreement”), with respect to the Funds;

WHEREAS, the Adviser and the Trust are parties to an Expense Limitation Agreement dated as of March 24, 2014, as amended and restated (the “Expense Limitation Agreement”), with respect to the Funds (or certain of the Funds);

WHEREAS, the Advisory Agreement provides in substance for its automatic termination in the event of its assignment, in accordance with the requirements of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser wishes to transfer to VIA, and VIA wishes to assume, the rights and obligations of the Adviser under the Expense Limitation Agreement solely with respect to the Funds;

WHEREAS, VIA and the Adviser are both indirect wholly owned subsidiaries of Virtus Investment Partners, Inc. (“Virtus”) and are, therefore, under common control of Virtus;

WHEREAS, certain registered investment advisers within the corporate organizational structure of Virtus will be reorganized and VIA will replace the Adviser as adviser to the Funds (the “Reorganization”);

WHEREAS, following the Reorganization, VIA and the Adviser will remain indirect wholly owned subsidiaries of Virtus, and therefore under the control of Virtus;

WHEREAS, the Reorganization will not result in a change of actual control or management of either the Adviser or VIA and, therefore, under Rule 2a-6 of the 1940 Act, is not an assignment that would cause a termination of the Advisory Agreement in accordance with its terms; and

WHEREAS, at a meeting held on November 20, 2024, the Board of Trustees of the Trust (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or any investment adviser to the Trust, approved the appointment of VIA as the investment adviser solely with respect to the Funds in connection with the Reorganization and authorized any officer of the Funds to execute and deliver such documentation appropriate to accomplish the transfer and assumption of the Advisory Agreement and the Expense Limitation Agreement;

WHEREAS, the Trust wishes to confirm its express written consent to the transfer, assumption and amendment of the Advisory Agreement and the Expense Limitation Agreement as set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1. AMENDMENT OF THE ADVISORY AGREEMENT AND THE EXPENSE LIMITATION AGREEMENT. The name of the adviser in the Advisory Agreement and in the Expense Limitation Agreement is hereby changed from Virtus Alternative Investment Advisers, LLC (formerly, Virtus Alternative Investment Advisers, Inc.)” to “Virtus Investment Advisers, LLC” solely with respect to the Funds.

2. ASSUMPTION BY VIA. VIA, intending to be legally bound, hereby agrees as of the Closing Date, to assume all of the duties and obligations of the Adviser with respect to the provision of investment management services solely with respect to the Funds under the Advisory Agreement and with respect to the waiver of fees and/or assumption of expenses under the Expense Limitation Agreement, and accepts and agrees to perform all such duties and responsibilities required in connection therewith.

3. REPRESENTATIONS OF VIA. VIA hereby represents and warrants as of the Closing Date: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the Advisory Agreement and under the Expense Limitation Agreement, and to act as adviser solely with respect to the Funds; (iii) all action required of VIA to assume the duties and obligations under the Advisory Agreement and under the Expense Limitation Agreement has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against VIA in accordance with its terms; and (v) each of the Advisory Agreement and the Expense Limitation Agreement creates a valid and binding agreement enforceable against VIA in accordance with its terms.

4. CONSENT OF THE TRUST. By executing this Agreement, the Trust expressly consents to the transfer, assumption and amendment of the Advisory Agreement and of the Expense Limitation Agreement solely with respect to the Funds as set forth in this Agreement, including without limitation the transfer to VIA of the right to recapture fees previously waived and/or expenses previously reimbursed by the Adviser subject to the terms and limitations of the Expense Limitation Agreement.

5. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

6. FURTHER ASSURANCES. Transferor and Transferee each agree to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others to evidence and provide for the transfer by Transferor and the assumption by Transferee of the rights and obligations under the Advisory Agreement and the Expense Limitation Agreement.

7. COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Transfer and Assumption Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, LLC (FORMERLY, VIRTUS ALTERNATIVE INVESMTENT ADVISERS, INC.)

By:	/s/ Richard W. Smirl
Name: Richard W. Smirl
Title: Executive Vice President

VIRTUS INVESTMENT ADVISERS, LLC

By:	/s/ Richard W. Smirl
Name: Richard W. Smirl
Title: Executive Vice President

VIRTUS ALTERNATIVE SOLUTIONS TRUST On behalf of its series listed on Schedule A

By:	/s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: Executive Vice President, Chief Financial Officer & Treasurer

SCHEDULE A

Virtus Duff & Phelps Select MLP and Energy Fund
Virtus KAR Long/Short Equity Fund